EX-99.B4.d.

Contract Schedule

Owner:	[John Doe]	Contract Number:	[??687456]
[Joint Owner:	[Jane Doe]]	Issue Date:	[04/15/10]
Annuitant:	[John Doe]	Scheduled Annuity Date:	[04/01/65]
Determining Life (Lives):	[John Doe]	Maximum Issue Age:	[80]
[Jane Doe]

Purchase Payments
Initial Purchase Payment:	$[10,000.00]
Minimum Additional Purchase Payment:	$[50.00]
Maximum Total Purchase Payments:	$1 million

Transfers
Number of Free Transfers Permitted:	[12] each Contract Year
Transfer Fee:	$25.00 for each transfer in excess of the free transfers permitted
Transfer Index Anniversary:	Every [Sixth] Index Anniversary

Contract Charges
Product Fee:	[1.25]%
Contract Maintenance Charge:	$[50.00] each Contract Year
Designated Amount:	Contract Value must be $[100,000.00] to waive the Contract Maintenance Charge

Withdrawals
Minimum Partial Withdrawal:	$[100.00]
Minimum Required Value:	$[2,000.00]
Free Withdrawal Amount:	[10]% of total Purchase Payments

Withdrawal Charge Percentages Table
Number of Complete Years Since Receipt of Purchase Payment	Charge
0	8.5%
1	8%
2	6.5%
3	5%
4	3%
6 years or more	0%

Annuity Payments
Minimum Annuity Payment:	$[100.00]
Annuity Mortality Table:	[Annuity 2000 Mortality Table]
Minimum Annual Annuity Payment Rate:	[1.00]%
Allowed Payees:	[Financial institution, qualified plan, court-ordered individual]

Guaranteed Purchase Rate Table
Upon request, we will furnish rates for ages and guaranteed periods not shown.

S40875-NY                                                                               3

Annuity Options - Guaranteed monthly annuity payments per $1,000
	Option 1		Option 2				Option 3	Option 4	Option 5
	Life Annuity		Life with 10-year guaranteed period		Life with 20-year guaranteed period		100% joint and survivor	100% joint and survivor with10-year guaranteed period	Refund Life Annuity
Age on Annuity Date	Male	Female	Male	Female	Male	Female	Male & Female Same Age	Male & Female Same Age	Male	Female
30	[2.08	1.97	2.08	1.97	2.07	1.97	1.84	1.84	2.00	1.92
40	2.45	2.29	2.45	2.29	2.42	2.28	2.10	2.10	2.29	2.19
50	3.02	2.78	3.00	2.77	2.92	2.73	2.49	2.49	2.70	2.57
60	3.95	3.57	3.87	3.53	3.59	3.37	3.12	3.11	3.29	3.14
70	5.66	5.03	5.28	4.83	4.24	4.13	4.22	4.20	4.18	4.00
80	8.93	8.09	7.07	6.79	4.55	4.53	6.37	6.04	5.54	5.38
90	15.24	14.64	8.36	8.30	4.59	4.59	10.68	7.98	7.66	7.50]

S40875-NY                                                                               3